AUDIOVOX Corp. Fiscal 2002 and First Quarter 2003 Results Call
                                  June 9, 2003


Operator: Good morning, ladies and gentlemen, and welcome to your Audiovox Corporation first quarter results conference call. My name is Rob. I'll be your Operator today.

(INAUDIBLE) this conference, your phones will be on listen-only. If you require assistance from an Operator at any time, please key star, then zero on your touch-tone phone and we'll be happy to help you.

At this time, I'd like to turn the conference over to Mr. Glenn Wiener.

GLENN WEINER, INVESTOR RELATIONS, AUDIOVOX: Thank you. Good morning, everyone, and thank you for joining us today on Audiovox's fiscal 2002 and fiscal first quarter 2003 conference call for the periods ending November 30, 2002 and February 28, 2003 respectively.

If you have not received a copy of any of last week's announcements, you may visit the company's Web site at www.audiovox.com or contact me at 212-786-6011. As the Operator mentioned, today's call is being Webcast on the company's Web site, a replay of which will be available a few hours following the call.

Before getting started, I'd briefly like to read Safe Harbor language. Except for historical information contained herein, statements made on today's call and in today's Webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information, and the company assumes no responsibility to update any such forward-looking statements.

The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include but are not limited to risks that may results from our ability to keep pace with technological advances, significant competition in the wireless mobile and consumer electronics businesses, quality and consumer acceptance of newly introduced products, our relationships with key suppliers and customers, market volatility, non-availability of products, excess inventory, price and product competition, new product introductions, the possibility that the review of our prior filings by the FCC may result in changes to our financial statements, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatement.

Risk factors associated with our business including some of the factors set forth herein are detailed in the company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2002 and its Form 10-Q for the three months ended February 28, 2003.

At this time, I'd like to introduce John Shalam, Chairman, President, and Chief Executive Officer of Audiovox Corporation. John?

JOHN SHALAM, CHAIRMAN, PRESIDENT, and CEO, AUDIOVOX COMMUNICATIONS CORP.: Thank you very much, Glenn. Good morning, ladies and gentlemen, and thank you for joining us this morning on today's conference call. It has been quite some time since I've last spoken with you, and I, along with other executives of the company, look forward to addressing your questions and providing you with a detailed update of the events of the past six months.

We will cover operations of our two subsidiaries, our financial position and our strategy for growth in the upcoming year. Fiscal 2002 is now officially behind us, and more than ever we are focused on returning the company to profitability while growing both sides of our business, wireless and electronics. This past week we reported audited

                                    Exhibit 99.1
                                        1

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results for our fiscal  fourth  quarter and full year 2002, as well as the first fiscal quarter of 2003. And the company finally filed its Form 10-K and 10-Q for the respective periods with the SEC.

As we anticipated in both announcements, we have requested that Nasdaq remove the E from our trading symbol, and we are awaiting its decision. We believe that Audiovox will remain on the Nasdaq list of stock for many years and hold our listing is one of our most valuable assets.

Michael Stoehr, our Chief Financial Officer, will review the financials with you in detail, as well as discuss the SEC review and overtly labor issues. Philip Christopher, Chief Executive Officer of our wireless subsidiary, will then bring you up to speed on our first quarter performance and where we see the wireless market moving in the second half of the year. Pat Lavelle, Chief Executive Officer of our electronics subsidiary, will address our continued success in the first quarter. He'll cover the strength of our mobile video and consumer electronics products, as well as new product areas, as flat screen TVs. And finally, Pat will bring you all up to speed on the recent acquisition of the all new assets of Recoton.

As you saw from today's release, Audiovox returned to profitability in the first quarter, reporting basic EPS of $0.06 on net income of $1.2 million. This compares to a $0.24 loss in the first quarter of last year and a loss of $0.64 in the fourth quarter. And our revenues came in at $296 million, which is up over 61 percent versus last year. Both our wireless and our electronics units posted double digits percentage gains over the prior year period. And as we move into the second quarter, and more so into the second half of our fiscal year, we believe the company will continue to show improvements in both groups.

Financially speaking, the company is strong. We entered the second quarter with a clean balance sheet, with over $40 million in cash and access to capital through our existing bank channels. We have just completed the strategic acquisition that long term should contribute handsomely to both revenues and profits, and strengthen relationships with retailers around the world. While I am excited about the future, I want to guard expectations appropriately.

The wireless market, which still accounts for over 70 percent of our sales, remains challenging, but I am confident that the new products scheduling during the second half of the year will increase our market presence and lead to bigger and better things in the years to come. Our electronics group, which has performed beyond expectations, should post better than $400 million in sales and we'll continue to monitor the market for strategic acquisition candidates and evaluate growth opportunities as they present themselves.

In closing, I should like to say this: 2002 was not a banner year for Audiovox but we got through it. We returned to profitability and have a strong balance sheet, strong customer relationships, a strong brand and a roadmap that points to growth. As long as the economy continues to improve, I believe 2003 will be a good year, and I appreciate and thank you very much for your continued support. Now I'll turn this over to Michael Stoehr, our Chief Executive Officer.

MICHAEL STOEHR, CHIEF EXECUTIVE OFFICER, AUDIOVOX COMMUNICATIONS CORP.: Thank you, John, good morning everyone. Before I discuss the companies financial performance for fiscal 2002 and first quarter 2003, I'd like briefly to review what occurred with the Securities and Exchange Commission, and as well, address overall changes that resulted from the review in our ledgers (ph).

On October 7, 2002, the company received a letter from the Corporation Finance Division of the SEC. It is our understanding that the letter was a result of a general review that was conducted by the SEC staff as part of the normal checking process for reports for public companies. The SEC staff reviewed our 2001 10-K and the first three 10-Qs for 2002. In the course of addressing the SEC staff comments in the company's year-end audit, a decision was made to restate certain results.

The details of these changes are well documented in the 10-K, and I suggest you refer to them for any clarifications that

                                    Exhibit 99.1
                                        2

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you might need.  However,  I would like to point out that a good number of these changes actually have to do with timing, and the results of the restatements really moved entries from different quarter to quarter. The expenses that were released after the change in accounting treatments did not have any impact at all on the company's cash accounts as they were clearly established reserve positions for expenses. Nor did they touch the accounts-receivable inventory, except for the reclassification of the sales of center reserve (ph), which was reclassed to a liability section.

The net result of all the reviews, audit issues, and change on a cumulative basis in net income -- resulted in a change on a cumulative basis in the net income from 11/30/2000 through 8/31/2002 was a reduction of 65,000 in net income. However, as a part of the last adjustment, our net worth was increased by approximately 659,000 over the restatement periods.

I would like to stress that the issues from the restatement were not about non-existent or missed entries, our statements were about different
interpretations   of  the   accounting   applied  which  required  a  subsequent
reclassification and timing issues. I would also like to stress that we co-operated fully with the SEC, and although we believe that we satisfied all their questions, the agency retains the right at any time to review and comment on any company's financials.

Now I'd like to get to the numbers. For fiscal 2002, as John had mentioned, our sales were 1.1 billion. We had increases in our electronics group, but that was offset by declines in the wireless operations, which we have discussed in previous press releases. There were three significant events in the fourth quarter that impacted our financials. They were: Additional provisions to doubtful (ph) accounts for companies in Venezuela, Argentina and one U.S. cellular carrier. An increased provision for inventory write-downs reflecting current marketing conditions in our wireless group, and 3: The impact of the sale of the additional 20 percent of Audiovox Corporation shares Toshiba of ACC.

This reduced our ownership in Audiovox communications for up to 24 -- excuse me, to 75 percent, and as a result, required de-consolidation for income tax purposes. This de-consolidation caused us to review under FAS-B deferred tax assets, and this resulted in the valuation reserve of 13.1 million dollars which was taken in the fourth quarter. Moving forward, we can utilize these deferred tax assets as wireless returns to profitability.

For the first quarter 2003, net sales for the first quarter of 2003 was $296.8 million versus $184.3 million in first quarter 2002. First quarter sales for Audiovox Communications Corp. were $216.6 million versus $113 million. ACC sold
1.2 million units with an average selling price of $171 during this quarter versus about 800,000 with an average selling price of $122 first quarter 2002.

First quarter net sales for Audiovox Electronics Corp. was $80.3 million versus $71.3 first quarter of 2002. Our operating income was $4.5 million versus a loss last year of $5.2 in the first quarter of 2002. Net income and income per common share for the quarter was $1.2 million, or six cents a share basic and five cents diluted, compared to a net loss of $5 million, or 24 cents a share of basic and diluted in 2002.

The company's cash position of February 28, 2003 was $43 million. In addition, as of February 28, 2003, the company had no direct borrowings under its main bank facility. The company has requested a waiver from its bank group on covenant violations which related to the timely filing and income tax for all of 2002. We expect to complete this tomorrow.

Our operating expenses increased $2 million to $21 million for the three months ended February 28, compared to $18.9 in 2002. As a percentage of net sales, operating expenses decreased to 7.1 percent for the three months versus 10.3 percent last year first quarter. Major components of this increase in operating expenses were expenses due to code systems which we did not have in the overhead last year, as this acquisition was completed in March. We also had an increase in general liability insurance and basic insurance, and also increases in advertising expenses as the company has been - increased expenses advertising program for its brand recognition.


                                    Exhibit 99.1
                                        3

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Increases in operating  expenses  were offset by reduction  and other  expenses, such as bad debt, salaries, et cetera. Operating income, as I mentioned, for the three months ended February 28, was $4.5 million, compared to a loss last year first quarter of $5.2.

Net cash flow from operations was $77 million, as a result of an $81 million reduction in our accounts receivable balances, a $76 million reduction in our inventory balances, and $12 million in (INAUDIBLE) receivables. A portion of this cash was used to pay back accounts payable and pay off our bank debt.

Accounts receivable for the quarter were $105 million 2003 versus $106 million 2002. This is a result of improved accounts receivable days on hand, which was 38 days for the first quarter 2003 versus 56 days in 2002.

Inventory at the end of the quarter was $214 million versus $270 million. The largest decrease in the inventory levels were in the wireless group, which were, as of 2003, $124 million versus $225 million in fiscal first quarter 2002. Our inventory levels increased in our electronics group as a result of increased sales, specifically in the mobile video and consumer goods areas.

The company's shareholder equity as of February 28 is $311 million, and our leverage position, as you see, is .3. I stress that again, .3 to 1.

Thanks for your attention, and I will be available for questions after Philip and Pat complete their presentation. John?

SHALAM: Thank you very much, Michael. Philip?

PHILIP CHRISTOPHER,  CHIEF EXECUTIVE OFFICER,  AUDIOVOX  COMMUNICATIONS  CORP. :
Thank you, John.

Needless to say, year 2001 - 2002 was probably the most difficult years in the history of telecommunications. Besides the carrier consolidation that has taken place, the technology moved so quickly in the last two years that as a result of that - of that movement of technology, it did create obsolete discontinued products that resulted in write-downs and resulted in losses.

Just to say what has happened the last two years, we started from a product of a dual-mode CDMA; it went to a tri-mode product; from a tri-mode, it went to 1-X; from 1-X to 1-XGPS; and from 1-XGPS from black and white to color display; from color display to camera phones.

The longevity of the phones in the market today - while previously they could last approximately 24 months, today the longevity and lifetime of a handset is approximately eight to nine months - a major, major difference in dealing with our manufacturers.

But overall, even these two difficult years, I think there's some highlights that we should pay attention to. One, Audiovox was the first one to introduce a GPS phone. We had it available in January of 2002 in anticipation of the FCC mandate forcing the carriers to implement the GPS solution. All of you are aware that the FCC gave waivers to the carriers. As a result, that created a six-month delay in the implementations which led to deterioration of pricing and, as a result, down to write-downs for product.

The other major historic thing was our introduction of the first Microsoft pocket PC/PDA with built-in RF which took place in March of 2002. That particular device, of course, has been sold to Verizon, Sprint, (INAUDIBLE) and some of the Latin American carriers.

It was the first Microsoft pocket PC 2002 product in the market. It sold relatively well; however, at the same time, I

                                    Exhibit 99.1
                                        4

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think there was understanding  process and an education process that had to take place. Most people buying a PDA device - they thought they were buying a handset or a phone solution. But indeed, what they were buying is really a PDA with voice capability. Both Sprint, Verizon, and the rest of the carriers are all coming to grips with this type of products.

The PDA space is a fairly new space, but we are happy that we are one of the leaders and one of the people that led the way in introducing such a product, and of course, our target is to continue to bring this type of product to the market for the future.

In addition to that, in the fourth quarter of 2002 we were the first ones to introduce a color display TFT (ph) unit - the CDM9500. Our CDM9500, made by Toshiba, was along the lines of the domestic market of Japan and the Japanese products - slightly bigger size platform, but a very big size screen with a big LCD and a TFT (ph) display. Improved (ph) (INAUDIBLE) that units that are smaller in size platforms like the T720 Motorola and perhaps some of the Samsung LGIC (ph) products were more receptive to the consumers choosing sides over the large screen.

We don't know how these will come out, and the jury is still out as to how the consumers will be choosing in the future. But we will continue to bring the current display forms in the market, and we will continue to bring both larger size screens, Japanese style, and some of the Korean size units that seem to be selling well in the market.

With 2002 behind us, I am concentrating, mainly, in turning the Audiovox Communications subsidiary back into profitability. Mike told you that we have secured a strong partner in Toshiba by becoming a 25-percent stockholder. And our main objective from the beginning was to continue to have Toshiba and its technology as our partner.

As we face 2003, our concentration will be in the North and South American market. We feel that this is the place where the Audiovox brand can do the best work, and where we have evaluated services that we can bring a turnkey operation to the carriers in both North and South America. We intend to expand from the CVMA line to the GSM/GPLS line. All of you are aware that, up to this point, our sales have been concentrating strictly on CVMA. Our Toshiba partner in Japan and our exclusive supplier from Korea is Curetel (ph). Those two main manufacturers are our main suppliers in CVMA.

When it comes to GSM/GPLS, we have now, and we are negotiating, a working relationship with Sharp Electronics, which is the leading manufacturer of camera device forms for the domestic market in Japan and Europe, and we will be introducing, either the fourth quarter of this year or first quarter next year, GPLS camera device phones for AT&T, T-Mobile, Cingular, and other GSM carriers in South America as the infrastructures become available to support such a product. So, our target is basically to expand our market position from CVMA to GSM/GPLS so we can cover both technologies.

All of you are aware that the PBMA technology has gone away. And, of course, there is difficulties in making all of these products. The technologies are not the same. Within the CVMA, you have, of course, the two major carriers, Sprint and Verizon. And I am happy to tell you that in both carriers we are one of the top four suppliers.

In Canada, Bell Mobility and Telus, the two main CVMA carriers, Audiovox is in the top three suppliers of both carriers in Canada. And in Latin America, Bell South International, Verizon International and Telefonica (ph), the three major carriers in South America, again, Audiovox is one of the top suppliers to all three carriers. So, in the CVMA arena, we feel very comfortable that we are covering all of the CVMA carriers for PCS and wireless as well.

In the GSM/GPLS, this will be our first entry into the GSM/GPLS market, and we are striving to have, not only Triven (ph), 900, 1800, 1900 products, but also Triven (ph) 850, 1800, 1900 products for AT&T, Cingular and Telso Mexico as well
(ph), which is shifting towards that direction, and in addition, Centennial in North America is shifting from PBMA to GPLS.

                                    Exhibit 99.1
                                        5

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So we feel in terms of product line that we are standing in a situation where we would hold our own in CDMA and continue to increase our marketshare by introducing the GSM and GPLS products for the first time in the market. In terms of actual products, the market is shifting very quickly towards color display products and we are now close to follow the CDM-9500 that we had last year with a CDM-8600, a Korean product, small-platform along the lines of the Motorola T-720 and it will be introduced in the market by the various carriers in North and South American markets.

In terms of the camera phones which are becoming very big in the market, all of you are aware that we are planning to introduce two types of products, one from Jewytel (ph) in Korea, one from Toshiba, and both of these products are targeted for fourth quarter introduction and they will be selling in North and South America as well, depending on the carriers. In the GSM/GPLS camera devices we are striving to see if we can make it into the fourth quarter, but if we don't we will definitely make it into the first quarter next year.

The issues are the technological requirements of AT&T, of Cingular and T-Mobile which have unique, specific requirements for their markets and we're working on that -- towards that direction. In terms of putting this two very difficult years -- not only for us but I think for the whole industry behind us -- we are at this point just concentrating on returning ACC back to profitability in 2003. We are watching our inventory levels very, very carefully, trying to avoid mistakes that would lead to the discontinuation of products and obsolescence that would lead to write-downs, and we look forward to remaining a strong supplier for the wireless industry.

I remind you that we have been here since 1984, when it started, we have sold well over 30 million phones in the North American market, and we are positioned to continue in that direction. Our competition is becoming strong and very severe in terms of pricing and we will watch those prices deteriorate in the market, but at the same time, there is many manufacturers that are basically abandoning the wireless industry. Right now in North America, when it comes to CDMA, we are competing against Motorola, Nokia to a certain degree with a new Nokia chipset, and, of course, the two Korean manufacturers, LGIC and Samsung.

In terms of the Japanese manufacturers, the only ones that are playing the market are Kyocera and Sanyo, and on a limited basis. On the GSM/GPLS market that we will be entering, of course, it is dominated by Nokia, Motorola and Ericsson, and we will be coming in, bringing new products that will be introduced through the AT&T, Cingular and T- Mobile, which I think will be successful.

So, overall, I'm very happy that we have put these two years behind us. I think after the year of 2000, when we had a banner year, we all understood that there would be major changes in the market, major technological advances, major technological requirements, and the speed that took place - and it will continue to take place, because it is a revolutionary industry. And it is both a blessing and a curse.

It is a blessing because we're always getting new business and we're always having the ability to bring new products to upgrade our existing handsets. And it gives the capability of the industry to continue to change handsets. And even though there's 140 million subscribers in North America, you know very well that the number of handsets that will be sold will be many more, in view of the fact that many people will be changing to the color display forms and to the image and devices phones with built in cameras.

So with that in mind, I look forward to turning ACC back to profitability. And I'm here to answer any of your questions.

SHALAM: Thank you very much, Philip. Pat, please go ahead.

PATRICK LAVELLE, CHIEF EXECUTIVE OFFICER, AUDIOVOX ELECTRONICS CORP.: OK. Thank you, John, and good morning, everyone. Well, a lot has transpired since November, so I will quickly go through the numbers and review the significant events that have occurred.


                                    Exhibit 99.1
                                        6

Our fourth quarter was the strongest one we've had, and it capped off 2002, where we posted a 25 percent increase in sales for the year. All categories had increased sales, except for our sound category, which was down approximately two percent.

Pre-tax income grew by 28 percent to $17.7 million, making 2002 our most successful year on record. The prime drivers were our mobile video line, which was up 61 percent; security program was up 37 percent; and consumer electronics grew by five percent.

The first quarter was also a record first quarter for us. Sales grew by 12.5 percent, again led by mobile video. Considering the overall sluggish performance in the economy and in the consumer electronics business in general, I think our growth is indicative of the strength of our line. Mobile video sales were up 19 percent; security sales were up 39 percent, primarily from the acquisition of Code Alarm (ph) last year. And consumer sales were up 1.6 percent.

Our sound business was down 17 percent, primarily due to the end of life of our GM contract for a truck radio we have supplied for the past seven years. Income was up over first quarter last year by 85 percent. And, as I said earlier, we enjoyed our most successful first quarter ever.

Our business is well balanced, with strong market share in many categories. The latest NPD Techworld reports indicated Audiovox had number one market share in mobile video, with a 61 percent share. Audiovox was also listed as the number two provider in portable DVD players, the number two provider in CD portable players. We were ranked number four in supply of LCD panels, a category that is expanding rapidly; number five in CD boomboxes; and we had good penetration in most of our other categories as well.

One of our long-term objectives is to have broad distribution so that we can mitigate any shocks (ph) to any one segment of the market. Our distribution is widespread and we had no accounts that exceeded 10 percent of sales. We do business in all market segments, and our sales break down as follows - mass merchants and national retailers represent 56 percent of our sales; expediters, distributors, and independents represent 32 percent of our sales; and original equipment manufacturers represent 12 percent of our turnover.

Since November, we have kicked off a number of programs that have started to generate good business. We co- marketed a number of programs with some major brands that were high profile and were received very well. I believe it is also indicative of the growing brand awareness of Audiovox.

In the fourth quarter and into the first, we had a very successful program with Disney on mobile video. We have placed our navigation systems in Avis vehicles and currently have our Sirius Satellite Radio system in Hertz vehicles, which we expect will top out at approximately 30,000 cars. In April, we delivered our first Eddie Bauer by Audiovox bag video and portable DVD players to Target stores, which is meeting with great success.

We have a number of new products that we will be delivering shortly that we hope will allow us to continue to expand our business. In audio, we will deliver our new plug-in-and-play Sirius unit. This unit will receive tremendous promotion from Sirius as it is their most exciting piece in their current line-up and a very important part of their overall growth strategy.

New home and portable LCD/TV/DVD combination unit that is currently being marketed is being received very well. New portable DVD units that will allow us to maintain our strong market penetration in that category - we have new combination VCR/DVD bag units that will help us continue to grow our bag video. And we have recently begun shipment of the Highlander mobile video system to Toyota of America and expect the 4Runner unit to be approved shortly.

And finally, last week we announced that we were successful in winning a bid for Recoton's audio business in the U.S.

                                    Exhibit 99.1
                                        7
and in Germany. In this acquisition, we will pick up the Jensen, Acoustic Research, and Advent brands in the U.S., as well as all royalties that are associated with them. Although the U.S. business was severely damaged by the bankruptcy, we know the brands are very strong and we will be able to rebuild some substantial business to add to our mix.

Germany is projected to do approximately 60 million in sales in 2003, and they are positioned very well. They market car and home speakers, amplifiers, and sub-woofers under the Magnet, Mack Audio, and Hico (ph) brands. They maintained number one market share in car amplifiers and speakers and number two market share in home speakers under the Hico (ph) brand.

We believe both operations will enhance our current distribution and give us the opportunity to broaden our penetration in key retailers here in the United States and expand our product distribution in Europe.

All in all, it was a very active and successful fourth and first quarter, and although the second quarter numbers are not final, we did have a very active second quarter, as well, and are looking at approximately a 30 percent increase in top line revenue over the second quarter of 2002. That pretty much sums up everything that we've doing. I will be available for questions. John, thank you.

SHALAM: Thank you, Pat. Thank you very much. Ladies and gentlemen, this concludes our formal presentation. We'll be pleased to receive your questions at this time.

Operator: OK. Thank you, sir. Ladies and gentlemen on the phone, if you wish to ask a question at this time, please key star, then one on your touch-tone phone. All questions will be taken in the order in which they were received. Once again, it is star, one for any questions. Sir, I have your first question from Mr. John Bucher.

JOHN BUCHER, (ph), GERARD KLAUER MATTISON: John Bucher, Gerard Klauer Mattison. I guess the first question is, have we seen final closure on the SEC common letter issues?

STOEHR: John, this is Mike Stoehr, and at this point we have answered all the questions that have been requested to us by the staff, but as I pointed out, the Security Exchange Commission, at any time, anywhere, can look at any company's reports. There is no, you know, that's it, and they don't look at you again. But we have responded to all of their questions and that's where we are at this point.

BUCHER: You've not gotten any indication back from them that your responses have been satisfactory?

STOEHR:  Yes, we have.  That we have done.

BUCHER: OK. And then is there anything that you can talk about with respect to the quarter ending May, the fiscal second quarter, and if not, do you have a date when you're going to be talking about those results?

STOEHR: I think what I can speak to, and Pat alluded to it a little bit also, we do have sequential growth from first quarter to second quarter and also from quarter to quarter. At this point, we're just holding until we have the next earnings release. The company is schedule to file its second quarter queue on time and at that point you'll be seeing, in about a week or two, notification of the conference date.

BUCHER: Is that sequential revenue and earnings growth?

STOEHR: Just on revenue, John.

BUCHER: OK. I guess you've got a number of questions. I don't want to hog the line entirely. Maybe I'll do two more and then get back in the queue. The handset ASPs were $171. Do you expect a significant increase over the

                                    Exhibit 99.1
                                        8
average for the entire fiscal year '02, understandable with the emphasis on color and camera, just wondering what we should probably plan on for the average for the entire fiscal year '03. Is 171 a good number to use for an average there?

CHRISTOPHER: Well, I'm not sure we can give you the exact, but let me say that you are absolutely correct. With the products that we're selling now, the power display phones and, of course, introduction of the camera phones will not be until third and fourth quarter, so will not play a tremendous increase until the third and fourth quarter, but again, the first quarter you did have sales of the 9500, which was the car display TFT form that went out, and at that time, was going out somewhere around 349. That affected the overall average on the handsets.

STOEHR: John, this is Michael. I think Philip explained that we're looking for the fourth quarter with introduction of the camera phones, but we can state that the average selling prices will be greater than they were last year on a quarter to quarter basis.

BUCHER: OK. And shouldn't the trends, by geography, I know you had some adverse political issues happening in Venezuela, should we expect about the same geographic breakdown as you had last year?

STOEHR: Actually, I'd like to address Venezuela. At this point we are still operating in Venezuela, but it's on a much reduced fashion, they are generating sales revenue and are collecting cash for the receivables, we are exploring our options there. The assets carried in Venezuela are not material to the nature of the company and you'll probably see, on the sales front, the U.S. group will be much more, a much greater percentage of the sales.

BUCHER: OK, and then, that leads to another, then -- talk -- second half of last year, about affordable entry-level CD handset that might ship into Latin America. Is that still anticipated and might that be a factor in the second half of this year?

SHALAM: We're still working on that, John, I'm sorry to say that I still have not concluded a deal, we've -- with Qualcomm and Fostronics (ph) in terms of the manufacturing of the product. But I am still working on that product as well.

BUCHER: OK. I'll get back into the Queue and let somebody else ask questions, here.

Operator: OK, thank you sir. Your next question is from Sir Thomas Kahn (ph).

THOMAS KAHN (ph): Hi. I understand that you're going to be introducing the GSM/GPRS phones from Sharp in Q4 or Q1? What's it going to be? Is it going to be color, camera, clamshell? And how is it going to compete with Nokia, Motorola and Ericsson in the GSM/GPRS space?

SHALAM: This is a clamshell, camera, color display phone, which is a high-end product. It is a product that Sharp is presently selling in Europe very successfully to (INAUDIBLE) and selling very successfully in the domestic market in Japan. This product is designed to be a high-end product, it will compete against products such as the Panasonic cameraphone, and other products in the market with GPLS.

Now, bear in mind that these products we're bringing into two verds (ph), one, ###-##-#### and one that will be ###-##- ####. At this moment we are scheduled to have this phone to be the first 850 mHz cameraphone in the market in North America. So we do feel that it will be a very successful product, it will be unique in terms of the size and the features, but it's also being very well received by the marketing people and the buyers GSM companies.

KAHN: If I go into the -- let's say AT&T store in Q4 or Q1 and I want to buy a GSM/GPRS phone. I'll have presumably a number of choices. One will be this phone. Will this have the Audiovox name on it?


                                    Exhibit 99.1
                                        9

SHALAM: We'll be dual-branded. Audiovox along with the carry.

KAHN: So, ok, it'll say "AT&T Audiovox" on it?

SHALAM:  Yes.

KAHN:  And what will my other choices be in the store?

SHALAM: Well either Panasonic, a competitor, Nokia and of course I'm not at liberty (ph) to know what the plans of the carriers are during the fourth quarter and what products they're working on, but I am sure that all of our competitors are working on their products. Now you have to remember one thing. The TDMA carriers: AT&T and Cingular are shifting very quickly towards GSM.

Now, we expect the main thrust to be towards the end of the fourth quarter, first quarter next year.

KAHN:  Right.

SHALAM: And the TDMA phones are - we expect the main thrust to be towards the end of the fourth quarter and first quarter next year.

KAHN: Right.

SHALAM: And the TDMA phones really go away. But there is some phones in the market today. The Panasonic camera phone is available through AT&T. Nokia has a camera phone out in the market. And of course T-Mobile has several options as well. We are committed to compete against those products, and we feel confident that we will get market share.

KAHN: One final question. Are you working on a TDMA GSM combo phone? Because there seems to be one phone at AT&T made by Siemens.

SHALAM: Yes, the answer is no. We don't - you're referring to the gate (ph) phone? We're now working on that. We feel that that's more of a (INAUDIBLE) product. And we're not involved in that development.

KAHN: Thank you.

Operator: OK. Thank you, sir. Your next question is from Charles Asanva (ph).

CHARLES ASANVA (ph): Good morning, everyone. And thank you, Mr. Bucher for your kindness. Philip, you said that - in regard to the PDA with the phone, you said customers found that it was really a PDA with a phone, not really a phone. And could you elaborate on that somewhat and the implications thereof?

CHRISTOPHER: Well I think all of us, both carriers, lenders, consumers, often look at a solution. And to a certain degree, many people thought that buying a PDA, you could replace with that PDA and can become your personal phone.

ASANVA:  Yes.

CHRISTOPHER: I think the experience that we have all seen, whether it be PDA from Audiovox, (INAUDIBLE), or the trio from Handspring or a Samsung PDA, a platform that looks like a PDA is very useful and it's very unique. But I think people are buying it more as a PDA with voice capability rather than carrying it in their pocket as a personal phone.

                                    Exhibit 99.1
                                       10

Now, on the other side, you will have the smart phones that look more like the shape of the phone, whether it's Microsoft or any other solution. But, again, it's an issue as to whether the PDA, with the beautiful screen and the TFT power displays that we offer, whether or not it will come to be a permanent solution as one devised solution. And I think most people right now - I feel that that category will increase. The PDA category will increase in terms of sales, but I think we're given to understand that this is a PDA with voice capability, not necessarily a personal phone that will replace your personal phone.

ASANVA: Is there any move on the part of the carriers to figure out a pricing plan that accommodates, you know, what road warriors need to have a wireless PDA on the cellular band, a personal phone for when they don't have to go into their briefcase, and some kind of a rate plan that doesn't have to be, you know, two rate plans?

CHRISTOPHER: You should ask the carriers. But obviously, right now, the contracts out there, $99 contracts, one year or two-year contracts, the retail price was pretty high. There's already been a move, for example, and Verizon today has the (INAUDIBLE) retailing $299, which is a brand new price and a much better price than the original price of $699.

The $299 retail I think will attract people, and people can get that product now from the Verizon stores. They will still have to sign an annual contract for data usage, which is about approximately $99, but the $299 retail price that is appearing now I think is very good.

At the same time, they have the Samsung piece out there at I think a retail price of $599 - a PDA with a built-in camera. And on the other side, Sprint has the Audiovox Thera retailing at $399. They have the Handspring Trio at $299. So, the retail prices have come down considerably from the original prices. We introduced this product in March 2002 and at that time the retail price was $799. It was the first and coming out (ph) is fine.

Our second-generation product of the Thera will be coming out of HTC in Taiwan, and we'll be - HTC is a premier supplier of PDAs and we'll be at a much more competitive price. Again, it will be a second-generation PDA with built- in RF.

ASANVA: OK, thank you very much.

Operator: OK, thank you, sir. Your next question is from John Bucher.

BUCHER: Thank you. Michael, do you have a targeted consolidated operating margin for FY '03 or for beyond FY '03?

STOEHR: John, at this time we won't comment on that. We're looking more to the second quarter when we talk.

BUCHER: OK. Based on Pat's comments earlier, I gather that the Recoton acquisition is going to result in at least $60 million in incremental revenues.

STOEHR: No, that - what Pat gave you was the revenue for the entire fiscal year of 2003. Based upon when we close, which is scheduled for June 30, we'll pick up the months after that.

BUCHER: OK, based on Mr. Shalam's comments earlier, it looks like Audiovox Electronics is on track for a greater than $400 million year - did I understand that properly?

STOEHR:  Yes.

BUCHER: Should we expect price protection provisions that you disclosed related to your Toshiba handset purchases -

                                    Exhibit 99.1
                                       11
should we expect that on a going-forward basis?

SHALAM: No, the price protection that we - that we had was a limited situation designed for specific products. Neither of us nor Toshiba would like to work on price protection arrangements. We do not work with carriers on price protection. We do not work with our vendors on price protection.

I think the answer to the problems is basically bringing the inventory, moving the inventory quickly, and maintaining low inventory levels. The market is moving way too quick and the - as I mentioned before, the lifetime of the product and the handsets, John, is just too short. And when you put the approval process that you go through the carriers, I think the key to success is really moving the product very, very quickly.

BUCHER: Understood. Michael, what do you anticipate the peak credit facility borrowing requirements are during the year?

STOEHR: Yes, John, I'm glad you brought that question up because I'd like to address some of the changes that is going on with the company's credit lines.

Several things have happened to the company, and I spoke briefly to it when I described the change in the balance sheet and the cash flow projections. We've had a very good increase in our asset efficiency and turnovers. Based upon that and also the Toshiba race (ph) that we entered into last year, our financing needs have dropped dramatically.

And in fact, after we've been reviewing this, going forward on our projections, it doesn't make sense economically, to pay the large commitment fees that banks charge for your unused lines. So, what we've been doing is stepping down the credit as we come through each quarter. That will just reduce the expenses for the company. Our peak borrowing needs, at this point, do not exceed one-third of the bank lines.

BUCHER: OK. And even if you don't get the request for your waivers, if the waiver requests aren't satisfactorily resolved you can still continue to tap into that on a short-term basis?

STOEHR: At this point, John, we're pretty confident we'll get the waiver due to the, the nature of the labor is just to clear up the reporting requirements. We've been talking to banks consistently. We have sufficient internal cash flow to do it. And also, as I mentioned, again, in my presentation, the company has $311 million worth of net worth and $100 million worth of liabilities. We have a huge amount of assets on the balance sheet. The company is bankable.

And I would like to address the acquisition that we discussed with Recoton. The price that was for, the cash portion of that purchase price was $40 million, and then there was a $5 million worth of debt that came with the German subsidiary. The German acquisition is self-financing. They have their own bank lines, which is capable of funding their growth. We are in negotiation right now with an additional bank for long-term financing to pay for approximately, almost half of that acquisition, and the remaining portion will be paid out of the company's internal cash flow.

On the purchase of the Recoton U.S. assets, we also, in that purchase, acquired not only the brands that had described, we acquired $18 million worth of assets with no liabilities. We do assume a very conservative liquidation value of this. So, basically at the end of the day when you sift through this, we're not looking at any substantial drain on the company's cash position to do this acquisition. On one other thing, at that point, as I said, we are negotiating with a bank in Germany to get additional long-term financing to cover the German purchase.

SHALAM: I'd like to comment briefly on that, John. The Recoton acquisition is a unique opportunity for Audiovox to acquire some major and well-established, and highly respected brands, which is part of our long-term policy and our long-term strategy to grow and to develop our presence in the consumer electronic business.


                                    Exhibit 99.1
                                       12

And this acquisition, I think, as we're getting tremendous value at a very attractive price, and is the result of our strategy all along to build up strong cash reserves to take advantage of market situations when competitors, who are not as well financed as we are, find themselves in difficulty, for us to acquire these assets on a very attractive basis. And I think this is exactly what is happening with Recoton. I think Recoton acquisition and the Jensen will play a major role in the next few years in really growing the Audiovox electronics division.

BUCHER:  Do you think that the Recoton  acquisition  will be  accretive to FY'03
EPS?

STOEHR: John, I think, on that basis, I think what Pat, again, coming back to what Pat mentioned, the Recoton, we're looking at the Recoton U.S. in our foreign business plan, as a building process, this is the Jensen brand, which will not have a major impact on the company's revenue stream for fiscal 2003,and for the German group, yes, we do see some profits from the German group for the year. But remember, we're only getting five months of it.

UNIDENTIFIED PARTICIPANT: John, I think you have to understand, the bankruptcy in the United States has damaged the sales of Recoton's U.S. audio, but we believe that the brands are strong enough and the conversations that we're having with customers, they are desirous of bringing back the programs that they've had, so we will be able to build sales quickly.

We do not, however, with five months left in this year, believe that we will be able to bring back sales that will be more than possibly 10 million dollars. But it's in the U.S. operation. But the German operation, other than the uncertainty clouded around the bankruptcy, they were, as Mike indicated, self-financed, so they did not have the shortages of inventory, they did have continuity of their programs with their customers, so their business is intact.

STOEHR: Right, as Pat mentioned, John, again, we are -- I just want to finish it up there's one more last statement here (ph). The vendors that Pat will be dealing with in Recoton are the same dealers we deal with at Jensen. We do not have any major fixed capital expenditures planned, or assets or equipment. It's more people and inventory purchases (ph).

BUCHER: OK, that was my next question, there. What do you think the revenue mix is likely to migrate towards? Do you think that electronics could be greater than 30 percent of revenues for FY03? And then, beyond FY03?

STOEHR: Yes.

BUCHER: OK, then, final question for Phil. So what? Do you think that any of your CDMA handset suppliers will be shipping products with -- other than Qualcomm -- baseband chips?

CHRISTOPHER: At this point all of our products will utilize the Qualcomm chipsets. It's the only way, really, to secure a tight roadmap that makes sense. I know that Nokia has developed their own chipset, but that's strictly for their own handsets. Until such time when we see a product roadmap from the manufacturers, all of our products will utilize the Qualcomm chipset.

BUCHER: Thank you very much for taking all my questions.

Operator:  OK, thank you sir.  Your next question  comes from Richard  Greenberg
(ph).

RICHARD GREENBERG (ph): Mike, I'm still a little confused on the Recordtime (ph) acquisition. Could you just tell me you're basically paying 45 including the debt. How much goodwill will you be taking on the balance sheet?

STOEHR: Approximately 20 million dollars.

GREENBERG: OK, and do you have, on a full year basis -- forgetting this five months issue, what's the estimated EBIT

                                    Exhibit 99.1
                                       13
for the company you're buying, say, for, if you want to do it for 2004, if that annualizes, just on an annual basis, what are you currently buying?

STOEHR: You're looking at multiple in EBITDA that we purchased this company on?

GREENBERG:  Yup.

STOEHR: It was about 3.

GREENBERG: OK. And when you and John look this over, how did you evaluate making this purchase vs. just buying back your own stock?

SHALAM: Richard, I mean, buying back our own stock, in my mind, is not a constructive way to build a company for the long term growth revenue and corporate opportunities. It's sort of a retrenchment. Yes, it gives us short term relief maybe to some shareholders, however, investing in the future by buying these well-known brands that open up tremendous possibilities gives us great marketing flexibility, opportunities for growth in Western Europe, where we really don't have much going on right now, I think is a much, much better investment for the availability and the resources that we have today.

GREENBERG: OK. Next topic, Mike, I just - first, I wanted to just clarify. You said your peak borrowing needs will be one third, I believe, of your line. So is that to say - I think you've got $175 million in line - that your peak need is going to be $60 million. Is that right?

STOEHR:  That's correct.

GREENBERG: OK. Next topic, on the inventory issue, again, first - and just on AEC, I believe that your inventory over last year has more than doubled. And I know that's, you know, in line with the growth of the business and the (INAUDIBLE) acquisition in part. But should we at all be concerned at the $89 million level of AEC inventory at this point? Is there any risk of write-down in that division?

UNIDENTIFIED PARTICIPANT: There would be no risk of write-down, other than the normal things you've seen us write down in the past. The inventory position is in good shape, especially in consideration of the sales that we enjoyed over the second quarter.

GREENBERG: OK. And then back on ACT's (ph), Mike, as you mentioned, you know this has been cut from $225 to $124 over the last year. Are we at the point now where you guys are comfortable that there's not going to be any more inventory write-downs in the next, say, two quarters? And what do you consider an ideal level of inventory in that division?

SHALAM: First of all, nobody can guarantee what's going to happen. The volatility in the marketplace, particularly in the cell phone business, is very high. And of course we want to limit and reduce the risk of write-downs as much as possible. But I can't guarantee to you that there aren't going to be write-downs, products coming on the market too fast and become obsolete too quickly.

We think our inventory situation is in better shape now that it's been at any time over the last two years. And I think the risk of write-downs is greatly reduced. But we cannot (INAUDIBLE) the possibility that such an occurrence would happen.

Do you want to elaborate on that (INAUDIBLE)?


                                    Exhibit 99.1
                                       14

STOEHR: Richard, we're talking about the wireless group. The company's wireless has now moved into its historical patterns, where we're within the 30 to 45-day range. Basically, the products being placed at the factory coming over 30 days are being sold out.

This is where the Toshiba becomes important because of basically carrying the inventory on the accounts payable financing. We have a subsequent - the inventory is much lower than it was as of February 28.

As for the electronics group, the cost of the components in mobile video is a little bit higher than it is in sound. So that has a tendency to push up the inventory. But the days on hand within that group are acceptable.

GREENBERG: OK. Mike, just so I understand, on ACC, the $124 million inventory level as of February 28, as of the end of the second quarter, that's been brought down further. Is that right?

STOEHR:  That is correct.

GREENBERG: OK. Can you tell me, are you expecting any write-down in the second quarter?

STOEHR: Not at this time.

GREENBERG: OK. Great - thank you, guys.

Operator: OK. Thank you, sir. Your next question is from Jason Yellin (ph).

JASON YELLIN (ph): Hi, guys. It's Jason Yellin (ph) from Cobalt Capital.

A couple of questions. On the cash flow from operations number, I'm wondering if you could give me the rest of the puts and takes in terms of how much debt you paid off and what the use of cash was from accounts payables?

STOEHR: The debt we paid off was $36 million in the first quarter. The account payable was to pay off the trade - the vendor financing of approximately $91 million.

YELLIN: Great. And then talking about the - the ACC business, you guys talked a couple times about the goal of returning that business back to profitability. Is there any timeframe we should keep in mind for that?

SHALAM: Well, the first quarter 2003 is profitable. So you will see that trend continue.

YELLIN: Great. And then I guess my last question on - I guess it's actually for the ACC business. On Verizon Wireless, I know there are large...


SHALAM: You will see that trend continuing.

YELLIN: Great. And then, I guess my last question on - I guess it's actually for the ACC business on Verizon wireless, I know they were a large customer for you guys last year and you seem to have had in the Verizon stores a lot of shelf space - a lot of promotional activities around one of your higher-end phones. It seems like in the past couple months, that phone has actually disappeared from the Verizon stores at least that I visit. Wondering if we can get an update on sort of where you are right now at Verizon.

UNIDENTIFIED PARTICIPANT: Well, the CDM - CDM9500 is the phone that you're referring to ...


                                    Exhibit 99.1
                                       15

YELLIN: Yes.

UNIDENTIFIED PARTICIPANT: ... and as the inventory went down, the regions - Verizon is into four regions. The southern region is still promoting that phone, but the rest of the regions, there's no more inventory. So they're just waiting for our next phone to be introduced.

The next phone that we'll introduce of that caliber to Verizon will be with a built-in camera and is expected for the fourth quarter. We will also be introducing to Verizon, however, a low-end color display phone - the CDM8600, which we'll launch during the third quarter, plus a (INAUDIBLE) color display phone that we'll launch hopefully the third quarter.

So, there's going to be two new phones in the third quarter and one in the fourth quarter that will be coming into Verizon.

YELLIN:  Thank you.

Operator: OK, sir, your next question is from Voyteg Gustalevich (ph).

VOYTEG GUSTALEVICH (ph): That was close. Good morning.

UNIDENTIFIED PARTICIPANT: Voyteg (ph), good morning.

GUSTALEVICH: Voyteg Gustalevich (ph). Just a couple questions.

Philip, I want to ask you - you guys actually benefited nicely from the favorable ASB due to product mix shift. What about - what do you see I think the lowest-end handset that I've seen so far until recently I think a quarter ago was Nokia at 95 bucks - $95 at Sprint. Are you seeing any kind of prices still coming down on the low end more than that?

And then I have a follow-up question - how is over-pricing for specific sub-segments?

CHRISTOPHER: Well, in the low-end product, of course, Sprint - that was the first Nokia phone introduced to Sprint. It was designed to be a low-end product, and as you know, there is a war - not a war, but Nokia, of course, trying to challenge Qualcomm on the chipsets. So, I think the price of $95 is political.
It was a price that would allow Nokia to enter one of the large CDMA manufacturer vendors or carriers with a product that's utilizes their chipset.

In terms of our other products, I mean the low end is going to be there - the low tier, but I do see the market shifting towards color display and camera phones and obviously they carry a much higher price than $95.

GUSTALEVICH: OK. And, but you don't see or are you seeing any kind of deterioration from that $95 type of other prices? I mean you have a better product now in the mid to high end, but also do you see much of a change in underlying sort of trends for the 95?

CHRISTOPHER: No, I don't think the 95 - I think it's staying there. I don't know how many they're going to sell at that price, but I see the market moving towards the color display and imaging devices. On the low tier right now, you have the Nokia phone (INAUDIBLE), you have the Motorola V120, and QSR2325 and we've - the only products we have in that category is the 8300 and 9155, and they're both going away.

We - whether we will introduce a new low categories, the 8300, 9155 and they both went away. Whether we were introducing new (INAUDIBLE) product at the price below $100, it's something that I'm looking at to see how it could be done and how long the longevity of such a product is before the requirement of a color display.

                                    Exhibit 99.1
                                       16

GUSTALEVICH: OK. What about, what are you guys doing in terms of GSM, especially in Latin America? Are you planning to enter this market more aggressively? Are you focusing primarily on CVMA there? What is your strategy on GSM?

CHRISTOPHER: Well, when looking at the GSM in Latin America as well, I mean, the only viable carrier right now that can give you value is Telcel of Mexico. And one of the things, of course, is that they're all, you know, all of these carriers we take from Latin America, because they were used to selling TVMA forms and the TVMA range was between $85 and $100, they are expected to have equivalent pricing on GSM very, very quickly. So, what we need to do, obviously, is have, you need a clamshell type of a four-grade scale GSM phone below $100 that would fit in the category of the TVMAs and then a step up to that with a color display clamshell. So, we are working on both of those models and trying to have them for next year.

GUSTALEVICH: OK, great. Thank you.

Operator: OK. Thank you, sir. Your next question is from Louis Valdea (ph).

LOUIS VALDEA (ph): How are you doing?

UNIDENTIFIED PARTICIPANT: Hi, Louis.

VALDEA: I got about two questions for you. First off, what is the book value?

STOEHR: Book value of the company right now (INAUDIBLE) $14.

VALDEA:  14 even?

STOEHR: Uh-huh.

VALDEA: OK. And then second question, in the past, no matter who made your phones, they were always advertised as Audiovox phones. In a recent USO advertisement, it says that it's Audiovox phone by Toshiba. What protection do we have from Toshiba eventually cutting out Audiovox and dealing directly with the carriers?

SHALAM: Well, go ahead, Phil. Toshiba has laid an investment of 25 percent to purchase the stock of Audiovox Communications Corporation, and clearly they would not be making a strategic investment of this nature if it were their intention to bypass us and go to the market. If anything, that confirms that continued support and backup and strong cooperation between our two companies.

CHRISTOPHER: You know that the agreement with Toshiba, where Toshiba is a partner of 25 percent, there's exclusive distributions agreement that is in place. They would be violating such an agreement if that would happen. But also, one of the reasons why we made the deal is because we felt that, in some product categories, the Toshiba brand adds value to the Audiovox brand as well. So, if anything, we will come to see Audiovox by Toshiba on certain products, particularly products that are PDAs, where we feel that the Toshiba brand carries a bigger weight.

VALDEA: OK. Thank you.

Operator: OK. Thank you, sir. Your next question is from Charles Osampa (ph).

CHARLES OSAMPA (ph): Hi guys. Just as a follow up to the last question. Phil, for how long does that exclusive run under the Toshiba contract?


                                    Exhibit 99.1
                                       17

CHRISTOPHER: The five-year agreement that we had signed and, I mean, it is all believed that our partnership with Toshiba, it will be a partnership that will be nurtured and a partnership that will be nurtured and a partnership that will continue to grow in the future.

OSAMPA: And you also domestically offer aftermarket -- other support functions that they don't have in this country. Is that correct?

SHALAM: Obviously, that is one of the values that Audiovox brings to the table (INAUDIBLE) the services, the expertise with the manufacturers and that's the same value that Sharp Electronics sees in us, why the Sharp GPLS/GSM products will be coming through Audiovox as well. It is the same value that companies like HTC in Taiwan and their PDAs and QTel (ph) in Korea. So, Audiovox is a company that has been outsourcing its products throughout its history and that has been our strategy and it will continue to be our strategy of outsourcing products.

OSAMPA: Thanks.

Operator: Thank you, Sir. Once again, ladies and gentlemen, Star 1 for any questions. OK, Sir, I have no further questions for you at this time.

SHALAM: Thank you very much ladies and gentlemen, it's been, as I said in my introductory remarks, been a tough year. We've gotten a lot of difficult situations behind us, and are very strong financially. We have exciting things happening I think that we will see much more progress beginning to take place later this year and into the next couple of years. I want to thank all of you for your patience and your understanding, especially in these last few months and we have the financial report in progress (ph). Thank you very much, it's been a pleasure talking with you today.

Operator: OK, thank you very much, Sir, thank you, ladies and gentlemen, this brings your conference call to a close. Feel free to disconnect your lines at any time.



                                    Exhibit 99.1
                                       18